Exhibit 10.35

SECOND AMENDMENT TO INDUSTRIAL LEASE

THIS SECOND AMENDMENT TO INDUSTRIAL LEASE dated July 27, 2020 (this “Second Amendment”), is entered into by and between BRE RS GREG PARK OWNER LLC, a Delaware limited liability company (“Landlord”), and DRAGONFLY ENERGY CORP., a Nevada corporation (“Tenant”), with reference to the following:

R E C I T A L S

WHEREAS, The Northwestern Mutual Life Insurance Company, a Wisconsin corporation, dba Sparks Industrial (“Original Landlord”), and Tenant entered into that certain Industrial Lease dated April 25, 2019, amended by that First Amendment to Industrial Lease dated March 12, 2020 by and between Landlord and Tenant (collectively the “Lease”), for the lease of certain premises (the “Current Premises”) consisting of approximately 20,225 square feet, commonly known as Suites 101-102 in the building located at 1355 Greg Street, Sparks, Nevada (“Building C”) and Suite 103 in the building located at 1335 Greg Street, Sparks, Nevada (“Building D”). Landlord is the successor-in-interest to Original Landlord under the Lease. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, Landlord and Tenant desire by this Second Amendment to amend the Lease in order to, among other things, (a) expand the Current Premises leased by Tenant under the Lease to include certain additional premises consisting of approximately 4,800 square feet, commonly known as Suite 104 (“Suite 104”) in the building located at 1375 Greg Street, Sparks, Nevada (“Building B”); (b) extend the Term with respect to Tenant’s lease of Suite 104 only; (c) provide for the Rent to be paid by Tenant for Suite 104 during the Suite 104 Term (as defined below); and (d) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the Expanded Premises (as defined below) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2. Condition Precedent. Landlord and Tenant acknowledge that Suite 104 is currently occupied by another tenant (the “Existing Tenant”). This Second Amendment is expressly conditioned upon (a) the execution by Landlord and the Existing Tenant of an agreement terminating the Existing Tenant’s lease of the Suite 104, upon terms and conditions acceptable to Landlord in its sole and absolute discretion, and (b) the Existing Tenant’s vacation and surrender of the Suite 104 to Landlord (collectively, the “Condition Precedent”).

3. Expansion of the Current Premises. Notwithstanding anything to the contrary contained in the Lease and subject to the satisfaction of the Condition Precedent, commencing on August 1, 2020 (the “Suite 104 Expansion Date”), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, Suite 104 as shown on Exhibit A attached hereto and incorporated herein by this reference, upon all of the terms and conditions of the Lease except as otherwise set forth herein. The Lease is hereby amended such that, from the Suite 104 Expansion Date until the Current Premises Expiration Date (as defined below), all references in the Lease to the “Premises” shall mean and refer to the entirety of the space in the Current Premises and Suite 104, which is approximately 25,025 square feet (the entirety of such space is referred to herein as the “Expanded Premises”). From and after the Suite 104 Expansion Date, all references in the Lease to the Building shall mean (a) Building C or Building D, as applicable, with respect to the Current Premises, and (b) Building B with respect to Suite 104. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to deliver possession of Suite 104 to Tenant until Tenant has provided to Landlord evidence of liability and property insurance coverage covering Suite 104 pursuant to Section 8 of the Original Lease.

4. Extension of Term. Landlord and Tenant acknowledge that the Term expires according to the terms of the Lease on April 30, 2024. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that the Term shall be extended such that Tenant’s lease of Suite 104 shall terminate on July 31, 2025 (the “Suite 104 Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The period from the Suite 104 Expansion Date through the Suite 104 Expiration Date shall be referred to herein as the “Suite 104 Term”. Tenant acknowledges that Tenant’s lease of the Current Premises under the Lease shall expire on April 30, 2024 (the “Current Premises Expiration Date”). Tenant acknowledges that Tenant has no option or right to extend the term of Tenant’s lease of the Expanded Premises beyond the Current Premises Expiration Date, except as expressly provided in Exhibit D attached to the Original Lease (provided that all references in Exhibit D to the Premises shall mean and refer to the Current Premises), and Tenant has no option or right to extend the Suite 104 Term beyond the Suite 104 Expiration Date, except as expressly provided in Exhibit D attached to the Original Lease (provided that all references in Exhibit D to the Term shall mean and refer to the Suite 104 Term and all references in Exhibit D to the Premises shall mean and refer to Suite 104).

5. Base Rent for Suite 104. Landlord and Tenant agree that in addition to paying all other Rent due under the Lease (including, without limitation, Base Rent for the Current Premises), Tenant shall pay monthly Base Rent for Suite 104 during the Suite 104 Term in accordance with the following schedule:

Period	Monthly Base Rent
August 1, 2020 – July 31, 2021	$4,464.00
August 1, 2021 – July 31, 2022	$4,597.92
August 1, 2022 – July 31, 2023	$4,735.86
August 1, 2023 – July 31, 2024	$4,877.93
August 1, 2024 – July 31, 2025	$5,024.27

6. Tenant’s Proportionate Share of Building B. For purposes of calculating Tenant’s Proportionate Share of Basic Operating Cost with respect to Suite 104 for Building B, commencing on the Suite 104 Expansion Date and continuing until the expiration of the Suite 104 Term, Tenant’s Proportionate Share of Building B shall be 7.91%. Tenant’s Proportionate Share is based upon Building B containing approximately 60,674 square feet (i.e., 4,800/60,674 = 7.91%).

7. Condition of the Expanded Premises. Tenant acknowledges that it has been and continues to be in possession of the Current Premises, is familiar with the condition of the Current Premises and accepts the Current Premises in its presently existing, “AS IS” condition, with all faults and without representation, warranty or improvements by Landlord of any kind whatsoever. Except as expressly provided in this Second Amendment, Tenant hereby agrees that Suite 104 shall be taken “AS IS”, “with all faults”, “without any representations or warranties.” Tenant hereby acknowledges that it has had an opportunity to investigate and inspect the condition Suite 104 and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of Suite 104, the Building or the Project or the suitability of same for Tenant’s purposes. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to Suite 104, the Building or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of Suite 104, the Building and the Project in its decision to enter into this Second Amendment and let Suite 104 in an “As Is” condition. No promise of Landlord to alter, remodel, repair, or improve Suite 104, the Current Premises, or the Project, and no representation, express or implied, respecting any matter or thing relating to Suite 104, the Current Premises, the Project, or this Second Amendment (including, without limitation, the condition of Suite 104, the Current Premises or the Project) has been made to Tenant by Landlord or its broker or sales agent other than as may be contained in the Lease or this Second Amendment. Notwithstanding the foregoing, Landlord shall deliver Suite 104 to Tenant broom clean and free of debris on the Suite 104 Expansion Date, with the existing mechanical, plumbing and electrical systems serving Suite 104 and the emergency and exit signs located in Suite 104 in good operating condition on the Suite 104 Expansion Date and Landlord warrants that all heaters and mechanical systems serving Suite 104 (the “Heaters and Mechanical Systems”) shall continue to operate in good working order for the period ending on the date ninety (90) days after the Suite 104 Expansion Date (the “Warranty Period”), except to the extent such failure in the Heaters and Mechanical Systems to operate in good working order is caused by Tenant’s use or alterations to Suite 104 or failure to properly maintain the Heaters and Mechanical Systems as required by the Lease. If a non-compliance with the foregoing exists as of the Suite 104 Expansion Date, Landlord shall, except as otherwise provided in the Lease, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, commence to rectify same at Landlord’s expense. If Tenant does not give Landlord written notice of a non-compliance within thirty (30) days after the Suite 104 Expansion Date, correction of that non-compliance shall be the obligation of Tenant at Tenant’s sole cost and expense. If a non-compliance with the Heaters and Mechanical Systems warranty exists at any time prior to the expiration of the Warranty Period, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, commence to rectify same at Landlord’s expense. If Tenant does not give Landlord written notice of a non-compliance on or before the expiration of the Warranty Period, correction of that non-compliance shall be the obligation of Tenant at Tenant’s sole cost and expense. In addition, Landlord shall, at Landlord’s sole cost and expense and using Building standard industrial materials, perform the following improvements in Suite 104: (a) repaint all painted walls; (b) install new carpet in the carpeted areas of the upstairs office portion of Suite 104, including new sheet vinyl in restrooms, and vinyl composition tile in the downstairs portion of Suite 104; (c) demolish all existing tile and laminate countertops in lab area; (d) replace stained ceiling tiles; (e) remove and replace mercury thermostat with digital thermostat; (f) deep clean lab hoods/ductwork and general office and warehouse areas; and (g) repair all warehouse walls and repaint the walls.

8. Security Deposit. Concurrently with the execution and delivery of this Second Amendment by Tenant, Tenant shall pay to Landlord the amount of Five Thousand Seven Hundred Forty Four and 27/100 Dollars ($5,744.27) to increase the Security Deposit being held by Landlord under the Lease. Effective as of the date of this Second Amendment, the Lease shall be amended by replacing all references to the existing amount of the Security Deposit with the amount of Twenty Four Thousand Seven Hundred Ninety Five and 81/100 Dollars ($24,795.81), the increased amount of the Security Deposit.

9. Parking. In addition to the parking spaces allocated to Tenant in connection with Tenant’s lease of the Current Premises, Tenant shall have the right to use an additional five (5) unreserved parking spaces in the parking area for Building B in connection with Tenant’s lease of Suite 104, subject to the terms and conditions of the Lease.

10. Estoppel. Tenant hereby certifies and acknowledges, that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is holding a Security Deposit in the amount of $19,051.54, subject to increase as provided in Section 8 above, and (d) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Second Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Second Amendment; and (iii) Landlord is relying on such representations in entering into this Second Amendment.

11. Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action which might result in any obligation on the part of Landlord to pay any brokerage commission, finder’s fee or other compensation with respect to this Second Amendment, other than to Kidder Mathews, and Tenant agrees to indemnify and hold Landlord harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by Landlord by reason of any breach or inaccuracy of such representation or warranty.

12. Landlord’s Limitation of Liability. It is expressly understood and agreed that notwithstanding anything in the Lease (as hereby amended) to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord under the Lease, as hereby amended, (including any successor Landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Building C, Building D and Building B, and neither Landlord, nor any of its constituent partners or members, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord be liable for injury to Tenant’s business or for any loss of income or profit therefrom.

13. Landlord Exculpation. No present or future officer, director, employee, trustee, partner, member, manager or agent of Landlord shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trustee, partner, member, manager or agent under or in connection with the Lease, as hereby amended, or any other document or instrument heretofore or hereafter executed in connection with the Lease, as hereby amended. Tenant hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Section are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by law or in any other contract, agreement or instrument.

14. Ratification. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Lease and this Second Amendment, this Second Amendment shall control.

15. Attorneys’ Fees. Should either party institute any action or proceeding to enforce or interpret this Second Amendment or any provision thereof, for damages by reason of any alleged breach of this Second Amendment or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all cost and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants’ and other similar fees incurred in connection with the action or proceeding and preparations therefore. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

16. Submission. Submission of this Second Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Second Amendment unless and until this Second Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Second Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

17. Counterparts; Facsimile, Electronic and Emailed Signatures. This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A signed copy of this Second Amendment transmitted by facsimile, email, DocuSign or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Second Amendment for all purposes.

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IN WITNESS WHEREOF, this Second Amendment has been executed by the parties as of the date Second referenced above.

“Landlord”

BRE RS GREG PARK OWNER LLC,
a Delaware limited liability company

By:	/s/ Joseph Finnigan
Name:	Joseph Finnigan
Title:	Vice President

“Tenant”

DRAGONFLY ENERGY CORP.,
a Nevada corporation

By:	/s/ Denis Phares
Name:	Denis Phares
Title:	CEO

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